Exhibit 99.1

Eiger BioPharmaceuticals Reports Second Quarter 2018 Financial Results

PALO ALTO, Calif., August 10, 2018 — Eiger BioPharmaceuticals, Inc. (Nasdaq:EIGR), focused on the development and commercialization of targeted therapies for rare diseases, announced today financial results for the three and six months ended June 30, 2018 and provided a business update.

Key Achievements 2Q 2018 To Date

Lonafarnib in Hepatitis D Virus (HDV)

Lonafarnib in HDV

○	Phase 3 D-LIVR study protocol submitted to the FDA
○	U.S. Patent Office Notice of Allowance for ritonavir-boosted lonafarnib in HDV

Lambda in HDV

○	Phase 2 LIFT (Lambda InterFeron combo Therapy) study initiated at NIH
○	Phase 2 LIMT (Lambda Interferon Mono Therapy) study dosing completed

Lonafarnib in Hutchinson-Gilford Progeria Syndrome (HGPS or Progeria)

•	Expanded Merck license agreement to include progeria and progeroid laminopathies
•	Collaboration agreement with The Progeria Research Foundation

Exendin 9-39 in Post-Bariatric Hypoglycemia (PBH)

•	Phase 2 PREVENT study dosing initiated

Ubenimex in Lymphedema

•	Phase 2 ULTRA study dosing completed (N=54)

Corporate Activity

•	Completed public offering raising $42.9 million in net proceeds

Anticipated 2018 Milestones

•	Lonafarnib in HDV: FDA and EMA guidance on Phase 3 D-LIVR program
•	Lonafarnib in HDV: Phase 3 D-LIVR study initiation
•	Lambda in HDV: Phase 2 LIMT study end of treatment topline data
•	Lonafarnib in Progeria: FDA and EMA guidance on regulatory pathway
•	Lonafarnib in Progeria: Launch of expanded access program (EAP)
•	Exendin 9-39 in PBH: Phase 2 PREVENT study topline data
•	Ubenimex in Lymphedema: Phase 2 ULTRA study topline data

Second Quarter 2018 Financial Results

Net loss for the second quarter of 2018 was $9.9 million, or $0.82 per share basic and diluted, compared to a net loss of $11.1 million, or $1.33 per share basic and diluted for the second quarter of 2017. Net losses were $18.7 million and $22.4 million for the six months ended June 30, 2018 and 2017, respectively, or $1.66 and $2.68 per share basic and diluted, respectively.

Research and development expenses for the second quarter of 2018 were $6.4 million compared to $8.1 million for the second quarter of 2017, a decrease of $1.7 million. The decrease was primarily due to a $1.7 million reduction in consulting fees and clinical expenditures. R&D expenses were $11.9 million and $15.6 million for the six months ended June 30, 2018 and June 30, 2017, respectively.

General and administrative expenses for the second quarter of 2018 were $3.2 million compared to $2.9 million for the second quarter of 2017, an increase of $0.3 million. The increase was primarily due a $0.2 million increase in facility and insurance expenses. G&A expenses for the six months ended June 30, 2018 and June 30, 2017 were $6.2 million and $6.5 million, respectively.

On June 30, 2018, Eiger had cash, cash equivalents and short-term debt securities of $73.5 million, compared to $41.8 million at December 31, 2017, an increase of $31.7 million. On May 24, 2018, Eiger announced the closing of its underwritten public offering of 3,680,000 shares of its common stock including the exercise in full of the underwriter’s option to purchase up to 480,000 shares, at a price of $12.50 per share. The offering was made under Eiger’s effective shelf registration statement and resulted in net proceeds to the company of approximately $42.9 million, after deducting underwriting discounts and commissions and estimated offering expenses.

About Eiger

Eiger is a late stage biopharmaceutical company focused on the development and commercialization of targeted therapies for rare diseases. We innovate by developing well-characterized drugs in newly identified or novel targets in rare diseases. Our mission is to systematically reduce the time and cost of the drug development process to more rapidly deliver important medicines to patients. Our lead program in Hepatitis Delta Virus (HDV) infection is advancing into Phase 3 with a single, pivotal trial (D-LIVR Study) planned to initiate by the end of 2018. For additional information about Eiger and its clinical programs, please visit www.eigerbio.com.

Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements that involve substantial risks and uncertainties. All statements other than statements of historical facts, including statements regarding our future financial condition, timing for and outcomes of clinical results, business strategy and plans and objectives for future operations, are forward looking statements. These forward-looking statements include terminology such as “believe,” “will,” “may,” “estimate,” “continue,” “anticipate,” “contemplate,” “intend,” “target,” “project,” “should,” “plan,” “expect,” “predict,” “could,” “potentially” or the negative of these terms. Forward looking statements are our current statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned clinical development, including whether the D-LIVR study will be supported by the FDA as a single, pivotal study to support registration; the timing of and our ability to initiate or enroll clinical trials, including whether our D-LIVR study can be advanced by the end of this year; our ability to make timely regulatory filings and obtain and maintain regulatory approvals for lonafarnib as a single agent or in combination, ubenimex, PEG IFN lambda, exendin 9-39 and our other product candidates; our intellectual property position; and the potential safety, efficacy, reimbursement, convenience clinical and pharmaco-economic benefits of our product candidates as well as the commercial opportunities, including potential market sizes and segments; our ability to finance the continued advancement of our development pipeline products, including our results of operations, cash available, financial condition, liquidity, prospects, growth and strategies; and the potential for success of any of our product candidates.

Various important factors could cause actual results or events to differ materially from the forward-looking statements that Eiger makes, including the risks described in the “Risk Factors” sections in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and Eiger’s periodic reports filed with the SEC. Eiger does not assume any obligation to update any forward-looking statements, except as required by law.

SOURCE: Eiger BioPharmaceuticals, Inc.

Investors:

Jim Welch, Eiger BioPharmaceuticals, 650-279-9845, jwelch@eigerbio.com

Ingrid Choong, PhD, Eiger BioPharmaceuticals, 650-619-6115, ichoong@eigerbio.com

Eiger BioPharmaceuticals Inc.

Selected Statements of Operations Financial Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating expenses:
Research and development	$6,372	$8,131	$11,884	$15,595
General and administrative	3,237	2,946	6,231	6,468

Total operating expenses	9,609	11,077	18,115	22,063

Loss from operations	(9,609)	(11,077)	(18,115)	(22,063)
Interest expense	(495)	(378)	(893)	(741)
Interest income	189	113	283	223
Other income (expense), net	—	196	(21)	196

Net loss	$(9,915)	$(11,146)	$(18,746)	$(22,385)

Net loss per common share:
Basic and diluted	$(0.82)	$(1.33)	$(1.66)	$(2.68)

Shares used to compute net loss per common share:
Basic and diluted	12,045,355	8,367,030	11,291,540	8,363,803

Eiger BioPharmaceuticals Inc.

Selected Balance Sheets Financial Data

(in thousands)

(unaudited)

	June 30, 2018	December 31, 2017
Balance Sheet Data:
Cash, cash equivalents and investments	$73,492	$41,779
Working capital	66,145	35,222
Total assets	75,338	42,882
Total stockholders’ equity	49,281	22,522